Exhibit 99.1

For more information:

Ross Ely, MPC Corporation

Phone (208) 893-1560

Email investorrelations@mpccorp.com

MPC CORPORATION ANNOUNCES ADJUSTMENT OF EXERCISE PRICE OF WARRANTS

Nampa, ID, August 7, 2007— MPC Corporation (AMEX:MPZ) announced today an adjustment to the exercise price of its publicly traded warrants (AMEX:MPZ.WS). As stated in the company’s September 30, 2004 Prospectus, the exercise price of each warrant was originally $5.50 per share of common stock. Effective immediately, the exercise price for each warrant is $3.77 per share of common stock. A total of 3,600,000 publicly traded warrants are currently outstanding. These warrants were originally issued under MPC’s former name of HyperSpace Communications, Inc.

Additionally, the exercise price of certain warrants issued in connection with the acquisition by the company of MPC Computers, LLC in July 2005 have also been adjusted. A total of 2,678,238 such warrants initially issued at an exercise price of $5.50 per share of common stock now have an exercise price of $3.77 per share. A total of 75,008 warrants initially issued at an exercise price of $3.00 per share of common stock now have an exercise price of $2.06 per share.

The adjustments to the respective warrants were made in accordance with the anti-dilution provisions of the warrant agreements. All other terms and conditions of the warrants remain unchanged.

About MPC Corporation:

MPC Corporation (AMEX: MPZ), through its subsidiary MPC Computers, provides enterprise IT hardware solutions to mid-sized businesses, government agencies and education organizations. MPC offers standards-based server and storage products, along with PC products and computer peripherals, all of which are backed by an industry-leading level of service and support. For more information, visit MPC online at www.mpccorp.com.